                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 1)


                           PLYMOUTH RUBBER CO. INC.
                               (Name of Issuer)

                             CLASS A COMMON STOCK
                        (Title of Class of Securities)

                                 730026 10 1
                                (CUSIP Number)

                                March 13, 2001
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule to which this Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act(however, see the Notes).


                                  Page 1 of 18
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                               EXPLANATORY NOTE


     This Amendment No. 1 to Schedule 13G is being filed to include a second page to Exhibit A which was inadvertantly left out of the original Schedule 13G filing of June 3, 2002.

CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BEAR HUNTER HOLDINGS LLC
                                   13-4094425

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: HC


                                  Page 2 of 18
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         CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BEAR WAGNER SPECIALISTS LLC (f/k/a Bear Hunter Specialists LLC and Wagner Stott Bear Specialists LLC) 13-4094426

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: HC; BD


                                  Page 3 of 18
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CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         ESTATE OF EMERIC HARVEY (EMERIC HARVEY 3/13/01-9/11/01;
         ESTATE OF EMERIC HARVEY- 9/11/01 AND THEREAFTER)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  See Item 4

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  See Item 4

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON:  IN  (00 AS OF 9/11/01)


                                  Page 4 of 18
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CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HARVEY, JENNIFER L.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  See Item 4

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  See Item 4

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: IN


                                  Page 5 of 18
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CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HBH SPECIALISTS LLC
         13-4162280

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)      X (As of 4/2/01)

         (b)      X (3/13/01 to 4/2/01)

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  See Item 4

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  See Item 4

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 (3/13/01-4/2/01)       89,030 (On 4/2/01)

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9
         0% (3/13/01-4/2/01)      10.98% (On 4/2/01)

12.      TYPE OF REPORTING PERSON:  BD


                                  Page 6 of 18
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CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HYY SPECIALISTS LLC
         13-3917560

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)      X (3/13/01 TO 4/02/01)

         (b)      X (4/02/01 AND THEREAFTER)

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  See Item 4

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  See Item 4

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         101,368 (ON 3/13/01)       0 (ON 4/02/01)

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.5% (ON 3/13/01)         0 (ON 4/02/01)

12.      TYPE OF REPORTING PERSON:  BD


                                  Page 7 of 18
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         CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         PAL-BRO PARTNERS L.L.C.
         06-1264005

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9
         0%

12.      TYPE OF REPORTING PERSON: HC


                                  Page 8 of 18
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         CUSIP NUMBER 730026 10 1

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         PALMERI, JOSEPH

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)

         (b)      X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER

                  0

         6.       SHARED VOTING POWER

                  (See Item 4)

         7.       SOLE DISPOSITIVE POWER

                  0

         8.       SHARED DISPOSITIVE POWER

                  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

11.      PERCENT OF THE CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON: IN

Item 1.

(a)      Name of Issuer: PLYMOUTH RUBBER CO. INC.

(b)      Address of Issuer's Principal Executive Offices:

                  104 REVERE STREET
                  CANTON, MA 02021

Item 2.

(a)      Name of Persons Filing:

i        BEAR HUNTER HOLDINGS LLC

ii BEAR WAGNER SPECIALISTS LLC (f/k/a Bear Hunter Specialists LLC and Wagner Stott Bear Specialists LLC)

iii      HARVEY, ESTATE OF EMERIC

iv       HARVEY, JENNIFER L.

v        HBH SPECIALISTS LLC

vi       HYY SPECIALISTS LLC

vii      PAL-BRO PARTNERS L.L.C.

viii     PALMERI, JOSEPH


(b)      Address of Principal Business Office:

         (iii), (iv) and (vi):

         39 BROADWAY, 32 FLOOR
         NEW YORK, NEW YORK 10004

         (i)-(ii) and (v):

         40 WALL STREET - 42ND FLOOR
         NEW YORK, NEW YORK 10005

         (vii)and (viii):

         Two Rector Street, 16th Floor
         New York, NY  10006

(c)      Place of Organization or Citizenship:

i        Delaware

ii       Delaware

iii      New Jersey
iv     New Jersey

v      New York

vi     New York

vii    New York

viii   New York

(d)      Title of Class of Securities:

         Common Stock, par value $.001

(e)      CUSIP NUMBER:

         730026 10 1

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) [ ] A church plan that is excluded from the definition of an investment company under section

                        3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [X]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

The statement on this Schedule 13G relates to an aggregate total of 101,638 shares of the outstanding Class A common shares of the issuer, Plymouth Rubber Company, Inc., beneficially owned as of March 13, 2001, representing 12.5% of the class (the "Shares").

On March 13, 2001, HYY Specialists, LLC ("HYY"), a registered broker-dealer and Amex specialist member organization of the Amex, acquired a position in the Shares, in the normal course of its duty to maintain a fair and orderly market as the designated specialist in the Class A common stock of Plymouth Rubber Inc., in excess of 5% of the issuer's outstanding Class A common shares. HYY was the owner of record of the Shares for the period of March 13, 2001 to April 2, 2001. During this period, HYY conducted its specialist activities through a joint account established with another Amex specialist member organization, Bear Hunter Specialists LLC (now known as Bear Wagner Specialists LLC ("Bear")(the "HYY-Bear Joint Account"). On April 2, 2001, HBH Specialists LLC ("HBH"), also an Amex specialist member organization, acquired all of the Shares as the successor-in-interest to the HYY-Bear Joint Account.

Effective January 2, 2002, Joseph Palmeri became a Control Person of HBH by virtue of acquiring the status of HBH's Manager. Mr. Palmeri's wholly owned firm, PAL-BRO PARTNERS, L.L.C., simultaneously acquired a minority interest in HBH.

All persons other than HYY and HBH identified on this Schedule 13G represent a parent holding company or a control person of the HYY-Bear Joint Account, HYY or HBH in accordance with 17 CFR 240.13d-1(b)(1)(ii)(G)(collectively, the "Control Persons") during the relevant period except as set forth above. Only HYY, and its successor-in-interest, HBH, have held the Shares since March 13, 2001. Some or all of the Control Persons of HYY and HBH who are identified in this Schedule, may have shared or share with HYY or HBH the power to vote, direct the vote, dispose, or direct the disposition of, the Shares, during some or all of the reporting period.

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HYY, HBH and the Control Persons are of the view that they are not acting as a
"group" for purposes of Section 13(d) or 13(g) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by HYY, and then by HBH as successor-in-interest.

HBH's position in the Class A common stock of Plymouth Rubber Company, Inc. has not changed by 5% or more from the position held by HYY on March 13, 2001. HBH has not made a Section 16(b) filing under the Securities & Exchange Act pursuant to the exemption set forth in Section 16(d). Except as otherwise set forth herein, the number of shares beneficially owned and the percent of outstanding class of shares beneficially owned are reflected as of the last trade date of the month in which the event which requires filing of this statement occurred (i.e. March 30, 2001).

(a)      Amount Beneficially Owned:

         89,030 shares as of March 30, 2001

(b)      Percent of Class: 12.5%

(c)      Number of shares as to which each person has:

         (i)       sole power to vote or to direct the vote: 0

         (ii)      shared power to vote or to direct the vote: 101,638

         (iii)     sole power to dispose or to direct the disposition of:

                   0

                   (iv) shared power to dispose or to direct the disposition of:

                   101,638

Item 5.  Ownership of five percent or less of a class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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          Item 6.  Ownership of more than five percent on behalf of another person.

                   Not applicable.

          Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

                   Not applicable.

          Item 8:  Identification and Classification of Members of the Group.

                   See response to Item 4 above. Type of reporting person is disclosed in response to Item 12 of the Cover Page for such reporting person.

          Item 9:  Notice of Dissolution of Group

                   Not Applicable.

Item 10: Certification. The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 3, 2002
                                  BEAR HUNTER HOLDINGS LLC


                                  By: /s/   Michael Winchell
                                     --------------------------------
                                      Name: Michael Winchell
                                      Title:Managing Member

                                  BEAR WAGNER SPECIALISTS LLC


                                  By: /s/   Michael Winchell
                                     --------------------------------
                                      Name: Michael Winchell
                                      Title: COO

                                  ESTATE OF EMERIC HARVEY


                                  By: /s/   Jennifer L. Harvey
                                     --------------------------------
                                      Jennifer L. Harvey
                                      Personal Representative




                                  JENNIFER L. HARVEY


                                  HBH SPECIALISTS LLC


                                  By: /s/    Joseph Palmeri
                                     --------------------------------
                                      Name:  Joseph Palmeri
                                      Title: CEO


                                  HYY SPECIALISTS LLC


                                  By: /s/ Jennifer L. Harvey
                                     --------------------------------
                                      Jennifer L. Harvey
                                      Authorized Representative


                                  PAL-BRO PARTNERS LLC


                                  By: /s/   Joseph Palmeri
                                     --------------------------------
                                     Name:  Joseph Palmeri
                                            Member-Manager

                                  JOSEPH PALMERI